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                                                                    EXHIBIT 23.4

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the use of our report (and to all references to our Firm) as it relates to Gila River Cellular General Partnership included in or made a part of this registration statement. It should be noted that we have not audited any financial statements of Gila River Cellular General Partnership subsequent to December 31, 1996 or performed any audit procedures subsequent to the date of our report.

                                          ARTHUR ANDERSEN LLP


Denver, Colorado,
April 29, 1999